Exhibit 10.2

EXECUTION COPY

$400,000,000

364-DAY CREDIT AGREEMENT

Dated as of

March 22, 2013

Among

CRANE CO.

The Borrowing Subsidiaries Party Hereto

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Syndication Agent
and
RBS CITIZENS, N.A., TD BANK, N.A. and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Documentation Agents
_______________________________

J.P. MORGAN SECURITIES LLC and WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Bookrunners

i

ii

Table of Contents

	SECTION 10.01.	Notices	49
	SECTION 10.02.	Waivers; Amendments	49
	SECTION 10.03.	Expenses; Indemnity; Damage Waiver	50
	SECTION 10.04.	Successors and Assigns	52
	SECTION 10.05.	Survival	55
	SECTION 10.06.	Counterparts; Integration; Effectiveness	55
	SECTION 10.07.	Severability	55
	SECTION 10.08.	Right of Setoff	55
	SECTION 10.09.	Governing Law; Jurisdiction; Consent to Service of Process	56
	SECTION 10.10.	WAIVER OF JURY TRIAL	57
	SECTION 10.11.	Headings	57
	SECTION 10.12.	Confidentiality	57
	SECTION 10.13.	Interest Rate Limitation	57
	SECTION 10.14.	USA PATRIOT Act	58
	SECTION 10.15.	No Advisory or Fiduciary Responsibility	58

SCHEDULES

2.01	Lenders and Commitments
2.02	Mandatory Cost
3.01	Subsidiaries
3.06	Litigation
6.01	Existing Indebtedness
6.02	Existing Liens

EXHIBITS
A	Form of Assignment and Assumption
B1	[Intentionally Deleted]
B2	[Intentionally Deleted]
C	Form of Closing Certificate
D1	Form of Borrowing Subsidiary Agreement
D2	Form of Borrowing Subsidiary Termination
E	List of Closing Documents
F	Form of Solvency Certificate

iii

364-DAY CREDIT AGREEMENT dated as of March 22, 2013 (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among CRANE CO., the BORROWING SUBSIDIARIES party hereto, the LENDERS party hereto, WELLS FARGO BANK, NATIONAL ASSOCIATION, as syndication agent (in such capacity, the “Syndication Agent”), RBS CITIZENS, N.A., TD BANK, N.A. and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as documentation agents (in such capacities, the “Documentation Agents”), and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
The parties hereto agree as follows:
ARTICLE I
Definitions
SECTION 1.01.        Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“2012 Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of May 18, 2012 among the Company, the Subsidiaries of the Company party thereto from time to time as subsidiary borrowers, the financial institutions party thereto from time to time as lenders and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the sum of (i) (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate, plus, without duplication, (ii) in the case of Loans by a Lender from its office or branch in the United Kingdom or any Participating Member State, the Mandatory Cost.
“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agreed Currencies” means (i) Dollars, (ii) euro, (iii) Pounds Sterling, (iv) Canadian Dollars and (v) any other currency that is (x) a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars, (y) available in the London interbank deposit market and (z) agreed to by the Administrative Agent and each of the Lenders.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period in Dollars on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment; provided that, in the case of Section 2.24 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender's Commitment) represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender's status as a Defaulting Lender at the time of determination.
“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurocurrency Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below (expressed in basis points) under the caption “ABR Spread”, “Eurocurrency Spread” or “Facility Fee Rate”, as the case may be, based upon the ratings by S&P and Moody's, respectively, applicable on such date to the Index Debt:

Categories	Index Debt Ratings: (S&P/Moody's)	ABR Spread	Eurocurrency Spread	Facility Fee Rate

I	Greater than or equal to A/A2	0.0 bps	79.5 bps	8.0 bps

II	Greater than or equal to A-/A3 but less than A/A2	0.0 bps	90.0 bps	10.0 bps

III	Greater than or equal to BBB+/Baa1 but less than A-/A3	0.0 bps	100.0 bps	12.5 bps

IV	Greater than or equal to BBB/Baa2 but less than BBB+/Baa1	10.0 bps	110.0 bps	15.0 bps

V	Greater than or equal to BBB-/Baa3 but less than BBB/Baa2	17.5 bps	117.5 bps	20.0 bps

VI	Less than BBB-/Baa3	50.0 bps	150.0 bps	25.0 bps

For purposes of the foregoing, (i) if either Moody's or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category VI; (ii) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings, unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next above that of the lower of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody's or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.
“Approved Fund” has the meaning assigned to such term in Section 10.04.
“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means the Company or any Borrowing Subsidiary.
“Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by a Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Borrowing Subsidiary” means, at any time, each Subsidiary designated as a Borrowing Subsidiary by the Company pursuant to Section 2.19, in each case until such Person has ceased to be a Borrowing Subsidiary pursuant to Section 2.19.
“Borrowing Subsidiary Agreement” means each agreement entered into among (i) the Company, (ii) the applicable Subsidiary and (iii) the Administrative Agent whereby such Wholly-Owned Subsidiary is designated as a Borrowing Subsidiary pursuant to Section 2.19, which agreement shall be substantially in the form of Exhibit D1, as amended, supplemented, restated or otherwise modified from time to time.
“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit D2.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the relevant Agreed Currency in the London interbank market or the city in which the Eurocurrency Payment Office for such Agreed Currency is located (and, if the Borrowings which are the subject of a borrowing, payment, reimbursement or rate selection are denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in euro).
“Canadian Dollars” means the lawful money of Canada.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided, however, that, for the avoidance of doubt, any obligations relating to a lease that was accounted for by such Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by such Person shall be accounted for as obligations relating to an operating lease and not as Capital Lease Obligations.
“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (howsoever designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person, in each such case regardless of class or designation.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Capital Stock representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated.
“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.
“Closing Date” means March 22, 2013.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.08 or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender's Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Lenders' Commitments is $400,000,000.
“Company” means Crane Co., a Delaware corporation.
“Computation Date” is defined in Section 2.20.
“Consolidated Capitalization” means, on any date, the sum of (a) Consolidated Indebtedness as of such date, plus (b) Consolidated Net Worth as of such date, as determined in accordance with GAAP, except as otherwise expressly provided herein.
“Consolidated Indebtedness” means, on any date, the aggregate principal amount of Indebtedness of the Company and its consolidated Subsidiaries outstanding as of such date, as determined on a consolidated basis in accordance with GAAP, except as otherwise expressly provided herein.
“Consolidated Net Worth” means, on any date, all amounts that would be included under stockholders' equity on a consolidated balance sheet of the Company and its consolidated Subsidiaries, as determined on a consolidated basis in accordance with GAAP.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Event” means a Borrowing.
“Credit Party” means the Administrative Agent or any other Lender.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender's good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender's good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party's receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.
“Documentation Agent” means each of RBS Citizens, N.A., TD Bank, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd. in its capacity as documentation agent for the credit facility evidenced by this Agreement.
“Dollar Equivalent” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the equivalent amount thereof in Dollars if such currency is a Foreign Currency, calculated on the basis of the Exchange Rate for such currency, on or as of the most recent Computation Date provided for in Section 2.20.
“Dollars” or “$” refers to lawful money of the United States of America.
“Domestic Borrower” means the Company and each other Borrowing Subsidiary that is organized under the laws of a jurisdiction located in the United States of America.
“Effective Date” means the date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 10.02).
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the Exchange Rate for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Tax Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Tax Code, is treated as a single employer under Section 414 of the Tax Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Tax Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Tax Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“euro” and/or “EUR” means the single currency of the Participating Member States.
“Eurocurrency”, when used in reference to a currency means an Agreed Currency and when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Eurocurrency Payment Office” of the Administrative Agent shall mean, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Company and each Lender.
“Event of Default” has the meaning assigned to such term in Article VII.
“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company or, in the absence of such agreement, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of Dollars with such Foreign Currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income (but specifically excluding any gross receipts Taxes and any Taxes imposed on any additional amounts required to be paid under Section 2.16)

by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which such Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 2.18(b)), any withholding Tax that is imposed by the United States of America on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 2.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Borrower with respect to such withholding Tax pursuant to Section 2.16(a) and (d) any withholding Tax imposed under FATCA.
“FATCA” means Sections 1471 through 1474 of the Tax Code, as of the date of this Agreement, and any regulations or official interpretations thereof.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.
“Foreign Currencies” means Agreed Currencies other than Dollars.
“Foreign Lender” means with respect to any Borrower, any Lender that is not organized under the laws of a jurisdiction in which such Borrower is located.
“Foreign Plan” means any employee benefit plan as described in Section 3(3) of ERISA which (i) is maintained or contributed to for the benefit of employees of the Company, any Subsidiary or any of its ERISA Affiliates, (ii) is not covered by ERISA pursuant to Section 4(b)(4) of ERISA, and (iii) under applicable local law, is required to be funded through a trust or other funding vehicle.
“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee to administer any such Foreign Plan, or to the insolvency of any such Foreign Plan or (d) the incurrence of any liability of the Company, any Subsidiary or any ERISA Affiliate under applicable law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein.
“Foreign Subsidiary Borrower” means any Borrowing Subsidiary that is not organized under the laws of a jurisdiction located in the United States of America.
“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guaranteed Obligations” means the obligations of each of the Borrowing Subsidiaries under this Agreement, the Borrowing Subsidiary Agreements and the other Loan Documents, whether for principal, interest, guaranties, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all reasonable fees and disbursements of counsel to the Administrative Agent or any Lender) or otherwise. Without limiting the generality of the foregoing, the definition of “Guaranteed Obligations” includes all amounts that would be owed by each of the Borrowing Subsidiaries to the Lenders and the Administrative Agent under this Agreement, the Borrowing Subsidiary Agreements and the other Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Borrowing Subsidiary.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) except in the determination of the Leverage Ratio with respect to contingent obligations in respect of letters of credit, performance bonds, bid bonds, customs bonds, surety bonds and performance guaranties, all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person and all obligations of such Person incurred in connection with any securitization or other asset-backed financing, (h) except in the determination of the Leverage Ratio, all obligations of such Person under Synthetic Leases, (i) except in the determination of the Leverage Ratio with respect to contingent obligations, all obligations, contingent or otherwise, of such Person in respect of letters of credit, performance bonds, bid bonds, customs bonds, surety bonds and performance guaranties, (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances and (k) all obligations of such Person arising with respect to Capital Stock that are mandatorily redeemable by such Person or otherwise redeemable at the option of the holder thereof, in whole or in part, prior to the date that is 90 days after the stated Maturity Date. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” means Taxes, that are imposed on or with respect to any payment made by any Borrower hereunder, other than Excluded Taxes and Other Taxes.
“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.
“Interest Election Request” means a request by a Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the Maturity Date and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period and the Maturity Date.
“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the applicable Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Lead Arrangers” means each of J.P. Morgan Securities LLC and Wells Fargo Securities, LLC in its capacity as joint lead arranger and joint bookrunner for the credit facility evidenced by this Agreement.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Leverage Ratio” means, on any date, the ratio of (a) Consolidated Indebtedness as of such date to (b) Consolidated Capitalization as of such date.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in any Agreed Currency for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page on such screen) at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period, as the rate for deposits in such Agreed Currency in the London interbank market with a maturity comparable to such Interest Period. In the event that such rate does not appear on such page (or on any successor or substitute page), the “LIBO Rate” shall be determined by reference to such other publicly available service displaying interest rates applicable to deposits in such Agreed Currency in the London interbank market as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which deposits in such Agreed Currency in reasonable market size and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” means this Agreement, each Borrowing Subsidiary Agreement, each promissory note issued pursuant to Section 2.09(f) and each Hedging Agreement between a Borrower and a Lender or an Affiliate of a Lender, as each may be amended, supplemented, restated or otherwise modified from time to time.
“Loan Parties” means the Company and each of its Subsidiaries that is a party to a Loan Document.
“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.
“Local Time” means (i) New York City time in the case of a Loan or Borrowing denominated in Dollars and (ii) the local time at the place of the relevant Eurocurrency Payment Office of the applicable Foreign Currency or London, England time if no Eurocurrency Payment office is specified for the applicable Foreign Currency in the case of a Loan or Borrowing denominated in a Foreign Currency.
“Mandatory Cost” is described in Schedule 2.02.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Company and the Subsidiaries taken as a whole or (b) the rights of or benefits available to the Lenders under any Loan Document.
“Material Indebtedness” means Indebtedness (other than the Loans and other than Indebtedness owed solely to the Company and its Subsidiaries), or obligations in respect of one or more Hedging Agreements, of any one or more of the Company and the Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means, at any time, (a) any Borrowing Subsidiary or (b) any Subsidiary which as of such time meets the definition of a “significant subsidiary” contained as of the date hereof in Regulation S-X of the SEC.
“Maturity Date” means the date that occurs 364 days after the Effective Date.
“MEI Acquisition” means the acquisition by the MEI Buyers from the MEI Sellers of all of the issued and outstanding equity interests of the MEI Targets pursuant to the MEI Purchase Agreement.
“MEI Buyers” means the Company and Mondais Holdings B.V., a private company with limited liability organized and existing under the laws of the Netherlands.
“MEI Purchase Agreement” means the Stock Purchase Agreement dated as of December 20, 2012 among the MEI Targets, the “Sellers” party thereto, the MEI Buyers and Bain Capital MEI (H.K.) Limited and APM Co. Ltd., as Sellers' Representatives thereunder, as in effect on December 20, 2012.
“MEI Sellers” means the “Sellers” party to and as defined in the MEI Purchase Agreement.
“MEI Targets” means MEI Conlux Holdings (US), Inc., a Delaware corporation, and MEI Conlux Holdings (Japan), Inc., a Japanese corporation.
“MEI Target Material Adverse Effect” means any event, change, circumstance, effect or other matter that has, or would reasonably be expected to have or cause, either individually or in the aggregate with all other events, changes, circumstances, effects or other matters, with or without notice, lapse of time or both, a material adverse effect on, or material adverse change in, the business, assets, condition (financial or otherwise) or results of operations of the MEI Targets and their respective Subsidiaries, taken as a whole, or on the ability of the MEI Sellers to consummate the Acquisition; provided, however, that any such change or effect caused by, resulting from or directly or indirectly arising out of any of the following shall not be considered, and shall not be taken into account in determining the existence of, a “MEI Target Material Adverse Effect”: (a) the announcement of the MEI Acquisition, including the impact of the foregoing on relationships with customers, suppliers or employees of the MEI Targets or their respective Subsidiaries (provided that the MEI Targets have complied with their obligations under Section 8.2 of the MEI Purchase Agreement), (b) conditions affecting the global or United States economy or financial markets as a whole, or generally affecting the industries in which the MEI Targets or any of their respective Subsidiaries conducts their respective businesses, (c) any change or proposed change in any Legal Requirement or in GAAP or any interpretation thereof, (d) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism, (e) the failure by the MEI Targets to meet any revenue or earnings projections, forecasts or predictions (provided, that any effect that caused or contributed to such failure to meet projections, forecasts or projections shall not be excluded under this clause (e)), (f) any action taken by, or with the written consent of, any MEI Buyer with respect to the MEI Acquisition or with respect to the MEI Targets or any of their respective Subsidiaries (which action or request is made with the prior written consent of JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, such consent not to be unreasonably withheld or delayed), (g) the MEI Buyers' announcement or other disclosure of their plans or intentions with respect to the conduct of the business (or any portion thereof) of the MEI Targets or any of their respective Subsidiaries (provided that the MEI Targets have complied with their obligations under Section 8.2 of the MEI Purchase Agreement), (h) any matter which is fairly disclosed in the Disclosure Schedules (provided, that any development or change in any such matter occurring after the date of the MEI Purchase Agreement and that was not reasonably foreseeable on the date of the MEI Purchase Agreement shall not be excluded under this clause (h)) and (i) the failure to take any action that the MEI Targets request the consent of the Company pursuant to Section 8.2 of the MEI Purchase Agreement to take that the Company does not consent to, except, in the cases of clauses (b), (c) and (d), to the extent such changes, proposed changes or conditions disproportionately affect the MEI Targets relative to other Persons engaged in any business that competes with the Business. Capitalized terms used in this definition of MEI Target Material Adverse Effect but not defined in this Agreement shall have the respective meanings assigned to them in the MEI Purchase Agreement.
“Moody's” means Moody's Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Proceeds” means, with respect to any event, (i) the cash proceeds received in respect of such event, net of (ii) all reasonable fees (including, without limitation, underwriting discounts, commissions or other similar payments) and out-of-pocket expenses, costs, premiums and commissions paid to third parties (other than Affiliates) in connection with such event.
“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.
“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Participant” has the meaning assigned to such term in Section 10.04.
“Participant Register” has the meaning assigned to such term in Section 10.04.
“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Encumbrances” means:
(a)Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;
(b)statutory Liens of landlords, statutory Liens of banks and rights of set-off, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen and other like

Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;
(c)pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;
(d)deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e)judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;
(f)easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;
(g)leases or subleases granted to third parties not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries;
(h)any (i) interest or title of a lessor or sublessor under any lease permitted by this Agreement, (ii) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (ii), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;
(i)Liens arising from filing UCC financing statements relating solely to leases permitted by this Agreement;
(j)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and
(k)licenses of patents, trademarks and other intellectual property rights granted by Company or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Company or such Subsidiary;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Tax Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pounds Sterling” means the lawful currency of the United Kingdom.
“Prepayment Event” means the incurrence by the Company of any Indebtedness pursuant to the issuance or placement of any debt securities by the Company excluding Indebtedness of the type described in clauses (a), (b), (d), (e), (f), (g) and (h) of Section 6.01 (assuming for this purpose that such Indebtedness was incurred by the Company and not a Subsidiary).
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Quotation Day” means, with respect to any Eurocurrency Borrowing and any Interest Period, the Business Day on which it is market practice in the London interbank market for the Administrative Agent to give quotations for deposits in the Agreed Currency of such Eurocurrency Borrowing for delivery on the first day of such Interest Period.
“Register” has the meaning set forth in Section 10.04.
“Related Parties” means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.
“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing greater than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the outstanding principal amount of such Lender's Revolving Loans.
“Revolving Loan” has the meaning assigned to such term in Section 2.01.
“S&P” means Standard & Poor's Ratings Services, a Standard & Poor's Financial Services LLC business.
“SEC” means the United States Securities and Exchange Commission or any Governmental Authority succeeding to any or all of its functions.
“Specified MEI Purchase Agreement Representations” means such of the representations made by, or with respect to, the MEI Targets in the MEI Purchase Agreement as are material to the interests of the Lenders, but only to the extent that the Company (and/or its Affiliates party to the MEI Purchase Agreement) have the right to terminate the Company's (and/or their) obligations under the MEI Purchase Agreement or decline to consummate the MEI Acquisition as a result of a breach of such representations in the MEI Purchase Agreement.
“Specified Representations” means the representations and warranties of the Company set forth in Sections 3.01, 3.02, 3.03(b)(ii) and 3.08.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in the applicable currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall, in the case of Dollar denominated Loans, include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.
“Subordinated Indebtedness” means any Indebtedness of the Company or any Subsidiary the payment of which is subordinated to payment of the obligations under the Loan Documents.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.
“Subsidiary” means any subsidiary of the Company.
“Syndication Agent” means Wells Fargo Bank, National Association in its capacity as syndication agent for the credit facility evidenced by this Agreement.
“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.
“Tax Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Taxes” means any and all present or future taxes (of any nature whatsoever), levies, imposts, duties, deductions, fees, assessments, charges or withholdings imposed by any Governmental Authority.
“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement, the borrowing of Loans and the use of the proceeds thereof (including the consummation of the MEI Acquisition).
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Wholly-Owned Subsidiary” means a Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company and/or one or more Wholly-Owned Subsidiaries.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
SECTION 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurocurrency Loan”). Borrowings also may be classified and referred to Type (e.g., a “Eurocurrency Borrowing”).
SECTION 1.03.     Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person's successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04.     Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
SECTION 1.05        Status of Obligations. In the event that the Company or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Company shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the obligations hereunder to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the obligations hereunder are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.
ARTICLE II
The Credits
SECTION 2.01.        Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans (each, a “Revolving Loan”) to any Borrower in Agreed Currencies from time to time during the Availability Period in an aggregate principal amount that will not result in (a) subject to Sections 2.10(c) and 2.20, the Dollar Equivalent of such Lender's Revolving Credit Exposure exceeding such Lender's Commitment or (b) subject to Sections 2.10(c) and 2.20, the sum of the Dollar Equivalent of the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.
SECTION 2.02.         Loans and Borrowings.     (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.
(b)    Subject to Section 2.13, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the applicable Borrower may request in accordance herewith; provided that each ABR Loan shall only be made in Dollars. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.13, 2.14, 2.15 and 2.16 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of any Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 1,000,000 units of such currency) and not less than $5,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 5,000,000 units of such currency). At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurocurrency Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.03.         Requests for Revolving Borrowings. To request a Revolving Borrowing, a Borrower shall notify the Administrative Agent of such request (a) by irrevocable written notice (via a written Borrowing Request in a form approved by the Administrative Agent and signed by such Borrower promptly followed by telephonic confirmation of such request) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in Dollars) or four (4) Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency), in each case before the date of the proposed Borrowing or (b) by telephone or by irrevocable written notice (via a written Borrowing Request in a form approved by the Administrative Agent and signed by such Borrower) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile transmission to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower within the required time and date prescribed above in respect of the proposed Borrowing. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)the aggregate amount of the requested Borrowing;
(ii)the date of such Borrowing, which shall be a Business Day;
(iii)whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;
(iv)in the case of a Eurocurrency Borrowing, the Agreed Currency and initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)the location and number of the applicable Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.
If no election as to the Type of Revolving Borrowing is specified, then, in the case of a Borrowing denominated in Dollars, the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.
SECTION 2.04.        [Intentionally Deleted]

SECTION 2.05.         Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) in the case of Loans denominated in Dollars to a Domestic Borrower, by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders and (ii) in the case of each Loan denominated in a Foreign Currency, by 1:00 p.m., Local Time, in the city of the Administrative Agent's Eurocurrency Payment Office for such currency and at such Eurocurrency Payment Office for such currency. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to (x) an account of such Borrower maintained with the Administrative Agent and designated by such Borrower in the applicable Borrowing Request, in the case of Loans denominated in Dollars and (y) an account of such Borrower in the relevant jurisdiction and designated by such Borrower in the applicable Borrowing Request, in the case of Loans denominated in a Foreign Currency.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and the rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of a Borrower, the interest rate applicable to the subject Loan. If any such amount required to be paid by any Lender is not in fact made available to the Administrative Agent within three Business Days following the date upon which such Lender receives notice from the Administrative Agent, the Administrative Agent shall be entitled to recover from such Lender, on demand, such amount with interest thereon calculated from such due date at the rate set forth in the preceding sentence plus 2%. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then such amount (exclusive of interest paid by such Lender to the Administrative Agent under this Section 2.05(b)) shall constitute such Lender's Loan included in such Borrowing.
SECTION 2.06.        [Intentionally Deleted]
SECTION 2.07.        Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, a Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)    To make an election pursuant to this Section, a Borrower shall notify the Administrative Agent of such election (by telephone or irrevocable written notice in the case of a Borrowing denominated in Dollars or by irrevocable written notice (via an Interest Election Request in a form approved by the Administrative Agent and signed by such Borrower, or the Company on its behalf) in the case of a Borrowing denominated in a Foreign Currency) by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile transmission to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the applicable Borrower. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under such Borrowing.
(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and
(iv)    if the resulting Borrowing is a Eurocurrency Borrowing, the Agreed Currency and Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month's duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.
(e)    If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing denominated in Dollars, such Borrowing shall be converted to an ABR Borrowing and (ii) in the case of a Borrowing denominated in a Foreign Currency, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Foreign Currency with an Interest Period of one month unless (x) such Eurocurrency Borrowing is or was repaid in accordance with Section 2.10 or (y) such Borrower shall have given the Administrative Agent an Interest Election Request requesting that, at the end of such Interest Period, such Eurocurrency Borrowing continue as a Eurocurrency Borrowing for the same or another Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the applicable Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Borrowing denominated in a Foreign Currency shall automatically be continued as a Eurocurrency Borrowing with an Interest Period of one month.

SECTION 2.08.        Termination and Reduction of Commitments. (d) Unless previously terminated, the Commitments shall terminate on the Maturity Date. In addition, the Commitments shall be automatically and permanently reduced in accordance with the terms of Section 2.10(d).
(b)    The Company may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the Dollar Equivalent of the sum of the Revolving Credit Exposures would exceed the total Commitments.
(c)    The Company (on behalf of itself and the Borrowing Subsidiaries) shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company (on behalf of itself and the Borrowing Subsidiaries) may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments then in effect shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
SECTION 2.09.        Repayment of Loans; Evidence of Debt.
(a)    Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made to such Borrower on the Maturity Date in the Agreed Currency of such Loan. Notwithstanding anything in this Agreement to the contrary, no Foreign Subsidiary Borrower shall be liable hereunder for any of the Loans made to, or any other obligation incurred solely by or on behalf of, any Domestic Borrower.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the applicable Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, each Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
SECTION 2.10.        Prepayment of Loans    (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section. The Borrowers shall make a prepayment of the Revolving Loans in accordance with paragraph (b) of this Section or take other action promptly following any notice to it by the Administrative Agent that the aggregate Revolving Credit Exposure of the Lenders exceeds the total Commitments of the Lenders then in effect so that after giving effect to such prepayment or other action there is no such excess.
(b)    The applicable Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile transmission) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.12 and (ii) break funding payments pursuant to Section 2.15.
(c)    If at any time, (i) other than as a result of fluctuations in currency exchange rates, the sum of the aggregate principal Dollar Equivalent of all of the Revolving Credit Exposures (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) exceeds the Commitments and (ii) solely as a result of fluctuations in currency exchange rates, the sum of the aggregate principal Dollar Equivalent of all of the outstanding Revolving Loans denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event, exceeds 105% of the Commitments, the Borrowers shall immediately repay Borrowings in an aggregate principal amount sufficient to cause the Revolving Credit Exposures to be less than or equal to the Commitments.
(d)    In the event and on each occasion that any Net Proceeds are received by the Company in respect of any Prepayment Event, then, within fifteen (15) Business Days after such Net Proceeds are received, (i) the Company shall repay outstanding Revolving Loans in an amount equal to the lesser of (x) the principal amount of outstanding Revolving Loans at such time and (y) an amount equal to 100% of such Net Proceeds and (ii) the total Commitments hereunder shall be automatically and permanently reduced, on the earlier of such fifteenth (15th) Business Day and the date of such repayment, in an amount equal to 100% of such Net Proceeds.

SECTION 2.11.     Fees.    (a) The Company (on behalf of itself and the Borrowing Subsidiaries) agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including May 15, 2013 to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender's Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees pursuant to this Section 2.11(a) shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand. All facility fees pursuant to this Section 2.11(a) shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    The Company (on behalf of itself and the Borrowing Subsidiaries) agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.
(c)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of facility fees, to the Lenders. Fees paid shall not be refundable under any circumstances (except, in the case of demonstrable error in the calculation of such fees, the excess of the fees paid in respect of such erroneous calculation over the correctly calculated amount of such fees).
SECTION 2.12.        Interest
(a)    The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)    The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    [Intentionally Omitted].
(d)    Notwithstanding the foregoing, during the continuance of an Event of Default under Article VII(a), (b), (h), (i) or (j), and in all other cases at the option of the Required Lenders which may be exercised following the occurrence of and for the duration of a continuance of any other Event of Default, the principal of the Loans (and, to the extent permitted by law, overdue interest, fees and other amounts) shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(e)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) for Borrowings denominated in Pounds Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent demonstrable error.
SECTION 2.13        Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:
(a)    the Administrative Agent determines (which determination shall be conclusive absent demonstrable error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
(b)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or for the applicable Agreed Currency;
then the Administrative Agent shall give notice thereof to the Company (on behalf of itself and the Borrowing Subsidiaries) and the Lenders by telephone or facsimile transmission as promptly as practicable thereafter and, until the Administrative Agent notifies the Company (on behalf of itself and the Borrowing Subsidiaries) and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing shall be ineffective and, unless repaid, (A) in the case of a Eurocurrency Borrowing denominated in Dollars, such Borrowing shall be made as an ABR Borrowing and (B) in the case of a Eurocurrency Borrowing denominated in a Foreign Currency, such Eurocurrency Borrowing shall be repaid on the last day of the then current Interest Period applicable thereto and (ii) if any Borrowing Request requests a Eurocurrency Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing (and if any Borrowing Request requests a Eurocurrency Borrowing denominated in a Foreign Currency, such Borrowing Request shall be ineffective); provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
SECTION 2.14.        Increased Costs. (a) If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);
(ii)    impose on any Lender or the London interbank market any other condition affecting this Agreement or Loans made by such Lender; or
(iii)    subject the Administrative Agent, any Lender or any other recipient of any payments to be made by or on account of any obligation of any Borrower hereunder to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes, (B) Excluded Taxes or (C) Other Taxes);

and the result of any of the foregoing shall be to increase the cost to such Person of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to reduce the amount of any sum received or receivable by such Person hereunder whether of principal, interest or otherwise (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency), then the applicable Borrower will pay to such Person such additional amount or amounts as will compensate such Person for such additional costs incurred or reduction suffered.
(b)    If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy and liquidity), then from time to time the applicable Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.
(c)    A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company (on behalf of itself and the Borrowing Subsidiaries) and shall be conclusive absent demonstrable error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that none of the Borrowers shall be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Company (on behalf of itself and the Borrowing Subsidiaries) of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
(e)    [Intentionally Omitted].
(f)    In addition to any other indemnification or other “gross-up” provisions contained herein, if any law, or any governmental or quasi-governmental rule, regulation, policy, guideline, or directive of any jurisdiction outside of the United States, imposes or deems applicable, as a result of a non-U.S. domiciled Borrower receiving an extension of credit hereunder, any reserve, asset, liquidity, cash margin, assessment or other charge or out-of-pocket cost or other requirement on any Lender that has extended credit to such Borrower and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any Loan or to reduce the return received by such Lender in connection with any such Loan, then, to the extent that such Lender is not otherwise indemnified hereunder for same, such Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased costs or reduction in the amount received. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lenders setting forth in reasonable detail the basis for such amount and the allocation to the applicable Borrower shall be delivered to the Company (on behalf of itself and the Borrowing Subsidiaries) which shall be conclusive absent manifest error.

SECTION 2.15.        Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.10), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the applicable Borrower pursuant to Section 2.18, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company (on behalf of itself and the Borrowing Subsidiaries) and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
SECTION 2.16.        Taxes. (a) Any and all payments by or on account of any obligation of any Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b)    In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    The applicable Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company (on behalf of itself and the Borrowing Subsidiaries) by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent demonstrable error.
(d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall, assuming reasonable prior written notification by the applicable Borrower to such Lender of the existence of such law or treaty, deliver to the Company (on behalf of itself and the Borrowing Subsidiaries) (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company (on behalf of itself and the Borrowing Subsidiaries) as will permit such payments to be made without withholding or at a reduced rate.
(f)    If a payment made to a Lender under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Tax Code, as applicable), such Lender shall deliver to the Administrative Agent and the Company, at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent or the Company, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Tax Code) and such additional documentation reasonably requested by the Administrative Agent or the Company as may be necessary for the Administrative Agent and the Company to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender's obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(g)    Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes or Other Taxes, only to the extent that the applicable Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the applicable Borrower to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement or any Loan Documents and any reasonable expenses arising therefrom or with respect thereto, whether or not such amounts were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.16(g) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent demonstrable error.
SECTION 2.17.        Payments Generally; Pro Rata Treatment; Sharing of Set-offs.    (a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to (i) in the case of payments denominated in Dollars, 2:00 p.m., New York City time and (ii) in the case of payments denominated in a Foreign Currency, 2:00 p.m., Local Time, in the city of the Administrative Agent's Eurocurrency Payment Office for such currency, in each case on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the same currency in which the applicable Credit Event was made (or where such currency has been converted to euro, in euro) and (ii) to the Administrative Agent at its offices at 10 South Dearborn Street, Chicago, Illinois 60603 or, in the case of a Credit Event denominated in a Foreign Currency, the Administrative Agent's Eurocurrency Payment Office for such currency, except that payments pursuant to Sections 2.14, 2.15, 2.16 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or any Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by such Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Equivalent (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to such Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Company (on behalf of itself and the Borrowing Subsidiaries) prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency).

(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b), 2.17(d) or 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
SECTION 2.18.        Mitigation Obligations; Replacement of Lenders.    (a) If any Lender requests compensation under Section 2.14, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company (on behalf of itself and the Borrowing Subsidiaries) hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If (i) any Lender requests compensation under Section 2.14, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) any Lender becomes a Defaulting Lender or (iv) any Lender fails to consent to any amendment or waiver hereto which requires the consent of all of the Lenders and which has been consented to by the Required Lenders, then the Company (on behalf of itself and the Borrowing Subsidiaries) may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company (on behalf of itself and the Borrowing Subsidiaries) shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company (on behalf of itself and the Borrowing Subsidiaries) to require such assignment and delegation cease to apply.
SECTION 2.19.        Borrowing Subsidiaries.     On or after the date hereof, the Company may designate, with written notice to the Lenders not less than five Business Days (or, in the case of a non-U.S. domiciled Subsidiary, not less than ten Business Days) prior to the date of such designation and with the consent of the Administrative Agent (and, solely with respect to the designation of a Foreign Subsidiary Borrower, each Lender), certain Subsidiaries as a Borrowing Subsidiary by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company, and upon such delivery such Subsidiary shall for all purposes of this Agreement be a Borrowing Subsidiary and a party to this
Agreement. The Company may cause any Borrowing Subsidiary to cease to be a party to this Agreement by executing and delivering to the Administrative Agent a Borrowing Subsidiary Termination, whereupon such Subsidiary shall cease to be a Borrowing Subsidiary and a party to this Agreement. Notwithstanding the foregoing, no such Borrowing Subsidiary Termination will become effective as to any Borrowing Subsidiary at a time when any principal of or interest on any Loan made directly to such Borrowing Subsidiary shall be outstanding hereunder, provided that such Borrowing Subsidiary Termination shall be effective to terminate the right of such Borrowing Subsidiary to make further Borrowings under this Agreement. As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall send a copy thereof to each Lender. Notwithstanding anything herein to the contrary, no Subsidiary that has been designated as a Borrowing Subsidiary pursuant to this Section 2.19 shall be permitted to continue as a Borrowing Subsidiary if the Company ceases to own greater than 50% of the Capital Stock (other than directors' qualifying shares) of such Subsidiary, and the Company shall immediately execute and deliver a termination agreement satisfactory to the Administrative Agent, whereupon such entity shall cease to be a Borrower and a party to this Agreement.
SECTION 2.20.        Determination of Dollar Equivalent. The Administrative Agent will determine the Dollar Equivalent of:
(a)     each Eurocurrency Borrowing as of the date two (2) Business Days prior to the date of such Borrowing or, if applicable, date of conversion/continuation of any Borrowing as a Eurocurrency Borrowing, and
(b)    all outstanding Credit Events on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.
Each day upon or as of which the Administrative Agent determines Dollar Equivalents as described in the preceding clauses (a) and (b) is herein described as a “Computation Date” with respect to each Credit Event for which a Dollar Equivalent is determined on or as of such day.

SECTION 2.21        Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent's main New York City office on the Business Day preceding that on which final, non appealable judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.17, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.

SECTION 2.22.        [Intentionally Deleted].
SECTION 2.23.     [Intentionally Deleted].
SECTION 2.24.        Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.11(a); and
(b)    the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby.

ARTICLE III
Representations and Warranties
The Company represents and warrants to the Lenders that:
SECTION 3.01.        Organization; Powers. Each of the Company and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. Schedule 3.01 hereto (as supplemented from time to time) identifies each Subsidiary and the jurisdiction of its incorporation or organization, as the case may be.
SECTION 3.02.        Authorization; Enforceability. The Transactions to be entered into by each Borrower are within such Borrower's corporate, partnership or limited liability company powers and have been duly authorized by all necessary corporate, partnership or limited liability company and, if required, stockholder, partner or member action. Each Loan Document to which a Borrower is a party has been duly executed and delivered by such Borrower and constitutes a legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law
SECTION 3.03.        Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate (i) any applicable law or regulation or (ii) the charter, by-laws or other organizational documents of the Company or any Subsidiary or (iii) any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding upon the Company or any Borrowing Subsidiary or its assets, or give rise to a right thereunder to require any payment to be made by the Company or any Borrowing Subsidiary, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any Borrowing Subsidiary.

SECTION 3.04.        Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal years ended December 31, 2010, December 31, 2011 and December 31, 2012, reported on by Deloitte & Touche LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.
(b)    Since December 31, 2012, there has been no material adverse change in the business, assets, operations or financial condition of the Company and the Subsidiaries, taken as a whole.
SECTION 3.05.        Properties. (a) Each of the Company and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to the conduct of the business of the Company and the Subsidiaries taken as a whole, except for minor defects in title, easements, rights of way and other matters that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
(b)    Each of the Company and the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and, to the knowledge of the Company, the use thereof by the Company and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.06.        Litigation and Environmental Matters. (a) Except as set forth on Schedule 3.06, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination, that if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions.
(b)    Except as set forth on Schedule 3.06 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
SECTION 3.07.        Compliance with Laws and Agreements. Each of the Company and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
SECTION 3.08.        Investment Company Status. Neither the Company nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 3.09.        Taxes. Each of the Company and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.10.        ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.
SECTION 3.11.        Disclosure. None of the written reports, financial statements, certificates or other information furnished by or on behalf of the Company to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (taken as a whole and as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being recognized by Lenders that such projected financial information is not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.
ARTICLE IV
Conditions
SECTION 4.01.        Closing Date. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):
(a)    The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b)    The Administrative Agent shall have received, to the extent invoiced a reasonable period of time prior to the Closing Date, reimbursement or payment of all of the Administrative Agent's out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.
The Administrative Agent shall notify the Company and the Lenders of the Closing Date, and such notice shall be conclusive and binding.
SECTION 4.01.        Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):
(a)    The MEI Acquisition shall have been consummated, or shall be consummated substantially simultaneously with the initial Borrowings under this Agreement, in all material respects in accordance with the terms of the MEI Purchase Agreement, without giving effect to any modifications, amendments, consents or waivers by the Company thereto that are materially adverse to the interests of the Lenders or the Lead Arrangers, unless consented to in writing by the Lead Arrangers, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association; provided that, without limiting any other rights and/or obligations under this Section 4.02, any reduction in the acquisition consideration in excess of 10% of the acquisition consideration pursuant to the MEI Purchase Agreement, shall be deemed to be materially adverse (it being understood that any reduction in the acquisition consideration not in excess of 10% shall not be deemed to be materially adverse so long as the Borrower shall have reduced the total Commitments hereunder on a ratable basis in an aggregate amount equal to such decrease in purchase price).
(b)    (i) The Specified Representations shall be true and correct in all material respects (provided that any representation or warranty qualified by materiality or Material Adverse Effect shall be true and correct in all respects), (ii) at the time of and immediately after giving effect to the making of the Loans on the Effective Date, no Default or Event of Default shall have occurred and be continuing and (iii) the Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, certifying the foregoing clauses (i) and (ii).
(c)    (i) The Specified MEI Purchase Agreement Representations shall be true and correct as of the Effective Date, (ii) since December 31, 2011, there shall have been no MEI Target Material Adverse Effect and (iii) the Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, certifying, to the best of knowledge of the Company, the foregoing clauses (i) and (ii).
(d)    The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, certifying that, to the best of knowledge of the Company and after giving effect to the MEI Acquisition, the Company and its Subsidiaries shall have outstanding no third party Indebtedness for borrowed money, other than (i) the credit facilities evidenced by this Agreement and the 2012 Credit Agreement, (ii) Indebtedness permitted to be offered, placed or arranged pursuant to Section 8.2.3 of the MEI Purchase Agreement and (iii) Indebtedness permitted to be existing or incurred pursuant to this Agreement or the 2012 Credit Agreement.
(e)    The Administrative Agent shall have received reasonably satisfactory evidence of repayment of all Indebtedness to be repaid on the consummation of the MEI Acquisition and the discharge (or the making of arrangements for discharge) of all liens other than liens permitted to remain outstanding under this Agreement.
(f)    The Lead Arrangers shall have received (i) audited consolidated financial statements of the Company for the three most recent fiscal years of the Company completed at least 90 days prior to the Effective Date and (ii) unaudited interim consolidated financial statements of the Company for each fiscal quarterly period of the Company ended after the latest fiscal year referred to in clause (i) above and ended at least 45 days prior to the Effective Date. The Lead Arrangers acknowledge receipt of all such information for all relevant periods ended on or prior to September 30, 2012.
(g)    The Lead Arrangers shall have received a pro forma consolidated balance sheet of the Company and its Subsidiaries as at the date of the most recent consolidated balance sheet delivered pursuant to Section 4.02(f) and a pro forma consolidated statement of operations for the most recent fiscal year of the Company, adjusted to give effect to the consummation of the MEI Acquisition and the other transactions contemplated hereby and by the 2012 Credit Agreement as if such transactions, with respect to the pro forma consolidated balance sheet, had occurred on such date or, with respect to the pro forma consolidated statement of operations, had occurred on the first day of the most recently completed fiscal year of the Company, prepared in accordance with Regulation S-X of the SEC.
(h)    The Administrative Agent shall have received a solvency certificate dated as of the Effective Date, in substantially the form attached hereto as Exhibit F hereto, from the principal Financial Officer of the Company that shall document the solvency of the Company and its Subsidiaries on a consolidated basis after giving effect to the MEI Acquisition, this Agreement and the other Transactions contemplated hereby.

(i)    The Administrative Agent shall have received (i) a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Skadden, Arps, Slate, Meagher, & Flom LLP, counsel for the Company and (ii) a favorable written opinion (addressed to the Administrative Agent and the Lenders dated the Effective Date) of Augustus I. duPont, general counsel for the Company, and in each case covering such other matters relating to the Company, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request. The Borrowers hereby request such counsels to deliver such opinions.
(j)    The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, (ii) a good standing certificate for each Loan Party from its jurisdiction of organization and (iii) such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the authorization of the Transactions and any other legal matters relating to the Borrowers, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit E.
(k)    The Administrative Agent, the Lead Arrangers and the Lenders shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced a reasonable period of time prior to the Effective Date, reimbursement or payment of all of the Administrative Agent's out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.
The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans on or after the Effective Date shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 3:00 p.m., New York City time, on the Expiration Date. As used herein, the “Expiration Date” shall mean the earliest of (i) the termination of the MEI Purchase Agreement by the Company in accordance with its terms, (ii) the consummation of the MEI Acquisition with or without the funding of the credit facility evidenced by this Agreement and the additional commitments under the 2012 Credit Agreement, (iii) 11:59 p.m., New York City time, on September 1, 2013 (the “Termination Date”), provided, that unless the Sellers' Representatives notify the Company prior to September 10, 2013, of their determination that it is not reasonably likely that the conditions to closing of the MEI Acquisition pursuant to the MEI Purchase Agreement set forth in Section 7.5 of the MEI Purchase Agreement will be satisfied within a commercially reasonable period of time, the Termination Date shall automatically be extended to September 30, 2013 and (iv) any public announcement by the Company or any of its affiliates that the Company does not intend to proceed with the MEI Acquisition or the financings therefor.

SECTION 4.03.        Each Credit Event. The obligation of each Lender to make a Loan after the Effective Date is subject to the satisfaction of the following conditions:

(a)    The representations and warranties set forth in this Agreement (other than the representations contained in Section 3.04(b) and 3.06(a)) and the other Loan Documents shall be true and correct in all material respects (provided that any representation or warranty qualified by materiality or Material Adverse Effect shall be true and correct in all respects) on and as of the date of the making of such Loan.
(b)    At the time of and immediately after giving effect to the making of such Loan, no Default or Event of Default shall have occurred and be continuing.
The making of each Loan after the Effective Date shall be deemed to constitute a representation and warranty by the Company and the applicable Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
SECTION 4.04.     Each Borrowing Subsidiary Credit Event. The obligation of each Lender to make Loans hereunder to any Borrowing Subsidiary is subject to the satisfaction of the following additional conditions:
(a)     The Administrative Agent (or its counsel) shall have received from such Borrowing Subsidiary either (i) a counterpart of a Borrowing Subsidiary Agreement signed on behalf of such Borrowing Subsidiary or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic transmission of a signed signature page thereof) that such Borrowing Subsidiary has signed a counterpart of such Borrowing Subsidiary Agreement.
(b)    The Administrative Agent shall have received favorable written opinion(s) (addressed to the Administrative Agent and the Lenders) of counsel(s) for such Borrowing Subsidiary (which counsel shall be reasonably acceptable to the Administrative Agent) substantially similar to the opinions delivered pursuant to Section 4.02(a) and covering such other matters relating to such Borrowing Subsidiary, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request.
(c)    The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Borrowing Subsidiary, the authorization of the Transactions and any other legal matters relating to such Borrowing Subsidiary, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
ARTICLE V
Affirmative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Company covenants and agrees with the Lenders that:
SECTION 5.01.     Financial Statements and Other Information. The Company will furnish to the Administrative Agent for distribution to the Lenders:

(a)    within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b)    within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified on behalf of the Company by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c)    concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate on behalf of the Company executed by a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.06;
(d)    concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);
(e)     promptly after the same become publicly available, copies of all periodic and other reports, proxy statements, registration statements and other materials filed by the Company or any Subsidiary with the SEC or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be; and
(f)     promptly following any request therefor, such other information regarding the operations, business affairs, and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.
All financial statements and reports referred to in Sections 5.01(a), (b) and (e) shall be deemed to have been delivered upon the date on which such documents are filed for public availability on the SEC's Electronic Data Gathering and Retrieval System and the receipt by the Administrative Agent of electronic notice from the Company with a link to such financial statements and reports.

SECTION 5.02.        Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
(a)    the occurrence of any Default;

(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Subsidiary of the Company thereof as to which there is a reasonable possibility of an adverse determination, and that if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and
(d)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03.        Existence; Conduct of Business. The Company will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of the business of the Company and thus Subsidiaries taken as a whole; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.
SECTION 5.04.     Payment of Taxes. The Company will, and will cause each of the Subsidiaries to, pay its Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05.        Maintenance of Properties; Insurance. The Company will, and will cause each of the Subsidiaries to, (a) keep and maintain all property material to the conduct of the business of the Company and thus Subsidiaries taken as a whole in good working order and condition, ordinary wear and tear excepted and in accordance with past practices, except where the Company or Subsidiary determines in its reasonable judgment that such continued maintenance is no longer economically justified, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
SECTION 5.06.        Books and Records; Inspection Rights. The Company will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, (provided that the Company may, if it so chooses, be present at, or participate in such discussions) all at such reasonable times during normal business hours and as often as reasonably requested (but no more than twice annually if no Default or Event of Default exists).
SECTION 5.07.        Compliance with Laws. The Company will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.08.        Use of Proceeds. The proceeds of the Loans shall be used to finance the MEI Acquisition and any fees and expenses related thereto. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

ARTICLE VI
Negative Covenants
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Company covenants and agrees with the Lenders that:
SECTION 6.01.        Subsidiary Indebtedness. The Company will not permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness or to authorize, issue or permit to be outstanding any preferred stock, except:
(a)    Indebtedness created hereunder;
(b)    Indebtedness created under the 2012 Credit Agreement;
(c)    Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (except by an amount equal to the unpaid accrued interest and premium thereon or other amounts paid, and fees and expenses incurred, in connection with such extension, renewal, refinancing or replacement);
(d)    Indebtedness or preferred stock of any Subsidiary issued to and held by the Company or any Wholly-Owned Subsidiary;
(e)    Indebtedness or preferred stock of any Person that becomes a Subsidiary after the date hereof and extensions, renewals, refinancings and replacements of any such Indebtedness or preferred stock that do not increase the outstanding principal amount thereof (except by an amount equal to the unpaid accrued interest and premium thereon or other amounts paid, and fees and expenses incurred, in connection with such extension, renewal, refinancing or replacement); provided that such Indebtedness or preferred stock exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;
(f)    Indebtedness that may exist in respect of deposits or payments made by customers or clients of such Subsidiaries;
(g)    Indebtedness owed in respect of any netting services, overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds;
(h)    Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed by such Subsidiary in connection with the acquisition of any such assets; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of such Indebtedness outstanding at any time shall not exceed $50,000,000; and
(i)    Indebtedness not otherwise permitted by the foregoing clauses of this Section 6.01, in an aggregate principal or face amount at any date not to exceed the greater of (i) $200,000,000 and (ii) 20% of Consolidated Net Worth as of the most recently ended fiscal quarter of the Company for which financials have been delivered.

SECTION 6.02.        Liens.     The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a)    Permitted Encumbrances;
(b)    any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (except by an amount equal to the unpaid accrued interest and premium thereon or other amounts paid, and fees and expenses incurred, in connection with such extension, renewal, refinancing or replacement);
(c)    any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien secures Indebtedness not prohibited by Section 6.01, (ii) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (iii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iv) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (except by an amount equal to the unpaid accrued interest and premium thereon or other amounts paid, and fees and expenses incurred, in connection with such extension, renewal, refinancing or replacement);
(d)    Liens on fixed or capital assets acquired by the Company or any Subsidiary; provided that (i) such security interests secure Indebtedness not prohibited by Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Company or any Subsidiary;
(e)    liens on any assets of the Company or any Subsidiary in favor of any Governmental Authority, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price (or, in the case of real property, the cost of construction) of the assets subject to such liens (including, but not limited to, liens incurred in connection with pollution control, industrial revenue or similar financings);
(f)    Liens arising in the ordinary course of its business which do not secure Indebtedness;
(g)    Liens (including cash collateral) securing obligations (including reimbursement obligations) in respect of letters of credit, performance bonds, bid bonds, customs bonds, surety bonds and performance guaranties; provided the aggregate amount available for drawing under all such letters of credit, performance bonds, bid bonds, customs bonds, surety bonds and performance guaranties (and all reimbursement obligations with respect thereto) does not exceed, at any time, $50,000,000; and
(h)    Liens not otherwise permitted by the foregoing clauses of this Section 6.02 securing Indebtedness otherwise permitted hereunder, in an aggregate principal or face amount at any date not to exceed the greater of (i) $150,000,000 and (ii) 15% of Consolidated Net Worth as of the most recently ended fiscal quarter of the Company for which financials have been delivered.

SECTION 6.03.        Fundamental Changes. (a) The Company will not, and will not permit any Material Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Company in a transaction in which the Company is the surviving corporation, (ii) any Person (other than the Company) may merge into any Wholly-Owned Subsidiary in a transaction in which the surviving entity is a Wholly-Owned Subsidiary, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Company or to a Wholly-Owned Subsidiary, and (iv) any Subsidiary other than a Borrowing Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders.
(b)    The Company will not, and will not permit any Subsidiary to, engage to any material extent in any business (including via acquisition) other than businesses of the type conducted by the Company and the Subsidiaries on the date of execution of this Agreement and businesses reasonably related or ancillary thereto.
SECTION 6.04.        Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except: (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties; (b) transactions between or among the Company and the Wholly-Owned Subsidiaries not involving any other Affiliate; (c) reasonable and customary fees paid to members of the Boards of Directors of Company and its Subsidiaries; (d) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and other benefit plans; (e) loans or advances to employees, officers, consultants or directors of Company or any Subsidiary; (f) the payment of fees and indemnities to directors, officers and employees of Company and its Subsidiaries in the ordinary course of business and (g) any agreements with employees and directors entered into by Company or any of its Subsidiaries in the ordinary course of business.
SECTION 6.05.        Hedging Agreements. The Company will not, and will not permit any Subsidiary to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Company or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.
SECTION 6.06.        Leverage Ratio. At any and all times, the Company will not permit the Leverage Ratio to exceed 0.65 to 1.00.

ARTICLE VII
Events of Default
If any of the following events (“Events of Default”) shall occur:

(a)any Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;
(c)any representation or warranty made or deemed made by or on behalf of the Company or any Material Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d)the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to any Borrower's existence) or 5.08 or in Article VI;
(e)the Company or any Material Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Company;
(f)the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;
(g)any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)the Company or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j)the Company or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k)one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;
(l)an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
(m)the obligations of the Company under Article IX shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any of such obligations, or the Company shall deny that it has any further liability under Article IX or shall give notice to such effect; or
(n)a Change in Control shall occur.
(o)then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

ARTICLE VIII
The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in good faith in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right (with the consent of the Company, not to be unreasonably withheld or delayed, so long as no Event of Default has occurred and is continuing) to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
The Lenders identified in this Agreement as the “Syndication Agent” and the “Documentation Agents” shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders. Without limiting the foregoing, none of the “Syndication Agent” and the “Documentation Agents” shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgements with respect to the “Syndication Agent” and the “Documentation Agents” as it makes with respect to the Administrative Agent in this Article VIII.
ARTICLE IX
Guarantee
In order to induce the Lenders to extend credit hereunder, the Company hereby absolutely, irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the timely payment of any and all of the Guaranteed Obligations. The Company further agrees that the due and punctual payment of the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its Guarantee hereunder notwithstanding any such extension or renewal of any Guaranteed Obligation.
The Company waives presentment to, demand of payment from and protest to any Borrowing Subsidiary of any of the Guaranteed Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by (a) the failure of any Lender or the Administrative Agent to assert any claim or demand or to enforce or exercise any right or remedy against any Borrowing Subsidiary under the provisions of this Agreement, any Borrowing Subsidiary Agreement, any other Loan Document or otherwise or (b) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, any Borrowing Subsidiary Agreement, any other Loan Document or any other agreement or the release of any Borrowing Subsidiary. The Company shall be obligated to keep informed of the financial condition of the Borrowing Subsidiaries; provided that the failure of the Company to keep so informed shall not affect its obligations hereunder.
The Company further agrees that its agreement under this Article IX constitutes a promise of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Guaranteed Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Lender to any balance of any deposit account or credit on the books of any Lender in favor of any Borrowing Subsidiary or any other Person or to any other remedy against any Borrowing Subsidiary.
The Company guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Lender with respect thereto. This is a present and continuing guaranty of payment and not of collection, and the liability of the Company under this Article IX shall be absolute and unconditional, in accordance with its terms, and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including, without limitation: (a) any lack of validity or enforceability or any avoidance or voidability of any Guaranteed Obligation, this Agreement, any Borrowing Subsidiary Agreement, any other Loan Document or any other agreement or instrument relating thereto; (b) any change in the time, place or manner of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to any departure from this Agreement, any Borrowing Subsidiary Agreement or any other Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrowing Subsidiaries or otherwise in accordance with the terms hereof and thereof; (c) any taking, exchange, release or non-perfection of any collateral, or any taking, release, or amendment or waiver of, or consent to, or departure from, any other guaranty, for all or any of the Guaranteed Obligations; (d) any change, restructuring of termination of the structure or existence of any Borrowing Subsidiary; (e) any bankruptcy, receivership, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceedings with respect to any Borrowing Subsidiary or the properties or creditors of any of them; (f) the occurrence of any Default or Event of Default under, or any invalidity or any unenforceability of, or any misrepresentation, irregularity or other defect in, this Agreement, any Borrowing Subsidiary Agreement or any other Loan Document; (g) any default, failure or delay, willful or otherwise, on the part of any Borrowing Subsidiary to perform or comply with, or the impossibility or illegality of performance by any Borrowing Subsidiary of, any term of this Agreement, any Borrowing Subsidiary Agreement or any other Loan Document; (h) any suit or other action brought by, or any judgment in favor of, any beneficiaries or creditors of, any Borrowing Subsidiary for any reasons whatsoever, including, without limitation, any suit or action in any way attacking or involving any issue, matter or thing in respect of this Agreement, any Borrowing Subsidiary Agreement or any other Loan Document; (i) any lack or limitation of status or of power, incapacity or disability of any Borrowing Subsidiary or any partner, principal, trustee or agent thereof; or (j) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Borrowing Subsidiary or a third party guarantor.
The obligations of the Company under this Article IX shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations, any impossibility in the performance of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Company under this Article IX shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement, by any waiver or modification in respect of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or omission which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of the Company or any Borrowing Subsidiary as a matter of law or equity.
None of the Lenders nor the Administrative Agent nor any Person acting for or on behalf of the Lenders or the Administrative Agent shall have any obligation to marshal any assets in favor of the Company or against or in payment of any or all of the Guaranteed Obligations. The Company further agrees that its obligations under this Article IX shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by the Administrative Agent or any Lender upon the bankruptcy or reorganization of any Borrowing Subsidiary or otherwise.
In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against the Company by virtue of this Article IX, upon the failure of any Borrowing Subsidiary to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, in cash the amount of such unpaid Guaranteed Obligation.
Upon payment by the Company of any sums as provided above, all rights of the Company against any Borrowing Subsidiary arising as a result thereof by way of right of subrogation, contribution, indemnity or otherwise shall in all respects by subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Guaranteed Obligations owed by such Borrowing Subsidiary to the Lenders and the Company shall not exercise any such rights until such payment in full and the Commitments are terminated.
The Guarantee of the Company under this Article IX is a continuing guarantee and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.
Notwithstanding anything in this Article IX to the contrary, the Company shall not be deemed to be a guarantor of any Guaranteed Obligations arising out of or in connection with any Hedging Agreements if the Company is not an “Eligible Contract Participant” (as defined in § 1(a)(18) of the Commodity Exchange Act and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC (collectively, and as now or hereafter in effect, the “ECP Rules”)) to the extent that the providing of such guaranty by the Company would violate the ECP Rules or any other applicable law or regulation. This paragraph shall not affect any Guaranteed Obligations not arising out of or in connection with any Hedging Agreements, nor shall it affect any Guaranteed Obligations arising out of or in connection with any Hedging Agreements to the extent the Company qualifies as an “Eligible Contract Participant” (so defined).

ARTICLE X
Miscellaneous

SECTION 10.01    Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile transmission or, as permitted by clause (b) below, electronic transmission, as follows:
(i)    if to any Borrower, to it care of the Company (on its behalf and behalf of the Borrowing Subsidiaries) at Crane Co., 100 First Stamford Place, Stamford, CT 06902, Attention: Treasurer (Facsimile No. (203) 363-7277) with a copy to General Counsel (Facsimile No. (203) 363-7276);
(ii)    if to the Administrative Agent, (A) in the case of Borrowings denominated in Dollars, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn Street, 7th Floor, Chicago, Illinois 60603, Attention of April Yebd (Facsimile No. (312) 385-7096) and (B) in the case of Borrowings denominated in Foreign Currencies, to J.P. Morgan Europe Limited, 25 Bank Street, Canary Wharf, London E14 5JP, Attention of The Manager, Loan & Agency Services (Facsimile No. 44 207 777 2360), and in each case with a copy to JPMorgan Chase Bank, N.A., Two Corporate Drive, Shelton, Connecticut 06484, Attention: Scott Farquhar (Facsimile No. (203) 944-8495); and
(iii)    if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c)    Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
SECTION 10.02    Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.
(b)    Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company, each Borrowing Subsidiary (but only to the extent such waiver, amendment or modification relates to such

Borrowing Subsidiary) and the Required Lenders or by the Company, each Borrowing Subsidiary (but only to the extent such waiver, amendment or modification relates to such Borrowing Subsidiary) and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon (other than any waiver of any increase in the interest rate pursuant to Section 2.12(d)), or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) release or limit the liability of any Borrower in respect of any of its obligations to pay principal, interest, fees or other amounts under any Loan Document, unless it has been terminated as a Borrower in accordance with the terms and conditions of Section 2.19, without the written consent of each Lender affected thereby, (v) release the Company from its Guarantee under Article IX, or limit its liability in respect of such Guarantee, without the written consent of each Lender, (vi) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender affected thereby, or (vii) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.
(c)    Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (x) to add one or more credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.
(d)    Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrowers only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.
SECTION 10.03.    Expenses; Indemnity; Damage Waiver. (a) The Company and each Borrowing Subsidiary, jointly and severally, shall pay (i) all reasonable and invoiced out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one primary counsel and of any special regulatory counsel and one local counsel in each appropriate jurisdiction to the Administrative Agent and one additional counsel for all Lenders other than the Administrative Agent and additional counsel in light of actual or potential conflicts of interest or the availability of different claims or defenses, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of one primary counsel and of any special regulatory counsel and one local counsel in each appropriate jurisdiction to the Administrative Agent and one additional counsel for all Lenders other than the Administrative Agent and additional counsel in light of actual or potential conflicts of interest or the availability of different claims or defenses, in connection with the enforcement or protection of its rights in connection with the Loan Documents including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)     The Company and each Borrowing Subsidiary, jointly and severally, shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of the Subsidiaries, or any Environmental Liability related in any way to the Company or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the gross negligence or willful misconduct of such Indemnitee or (ii) the material breach by such Indemnitee of its express obligations under the Loan Documents pursuant to a claim initiated by the Company. This Section 10.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.
(c)    To the extent that the Company or any Borrowing Subsidiary fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Company's or such Borrowing Subsidiary's, as applicable, failure to pay any such amount shall not relieve the Company or such Borrowing Subsidiary, as applicable, of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.
(d)    To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions or any Loan or the use of the proceeds thereof.

(e)    All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 10.04.    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto (including the parties to any Borrowing Subsidiary Agreement) and their respective successors and assigns permitted hereby, except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)    the Company (provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof); provided, further, that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default arising under clauses (a), (b), (h), (i) or (j) has occurred and is continuing, any other assignee; and
(B)    the Administrative Agent.
(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender's rights and obligations in respect of one Type of Commitments or Loans;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders; and
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee's compliance procedures and applicable laws, including Federal and state securities laws.
For the purposes of this Section 10.04(b), the term “Approved Fund” has the following meaning:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement and the other Loan Documents that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(b), 2.17(d) or 10.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)    Any Lender may, without the consent of the Company or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided further that such Participant (i) agrees to be subject to the provisions of Sections 2.17 and 2.18 as if it were an assignee under paragraph (b) of this Section; and (ii) shall not be entitled to receive any greater payment under Sections 2.14 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.
(d)    A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.16(e) as though it were a Lender (it being understood that the documentation required under Section 2.16(e) shall be delivered to the participating Lender). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant's interest in the obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(e)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.05    Survival. All covenants, agreements, representations and warranties made by the Borrowers in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.
SECTION 10.06    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 10.07    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 10.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09    Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)     Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan and of the United States District Court of the Southern District for New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Documents or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.
(c)    Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement (including each Borrowing Subsidiary) irrevocably consents to service of process in the manner provided for notices in Section 10.01. Each of the Borrowing Subsidiaries hereby appoints the Company as its agent to receive on its behalf service of proceedings arising out of or relating to this Agreement or any other Loan Document in any court, such service being hereby acknowledged by each Borrowing Subsidiary to be effective and binding service in every respect. The Company hereby represents, warrants and confirms that the Company has agreed to accept such appointment. Said designation and appointment shall be irrevocable by each Borrower until all Loans, all reimbursement obligations, interest thereon and all other amounts payable by such Borrower hereunder and under the other Loan Documents shall have been paid in full in accordance with the provisions hereof and thereof. Each Foreign Subsidiary Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City by service of process upon the Company as provided in this Section 9.09(d); provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the Company and (if applicable to) such Foreign Subsidiary Borrower to the address of which such Foreign Subsidiary Borrower shall have given written notice to the Administrative Agent (with a copy thereof to the Company). Each Foreign Subsidiary Borrower irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Foreign Subsidiary Borrower in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to the such Foreign Subsidiary Borrower. To the extent any Foreign Subsidiary Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), such Foreign Subsidiary Borrower hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 10.10    WAIVER OF JURY TRIAL.         EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR

INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 10.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 10.12    Confidentiality Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Company. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 10.13    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon to the date of repayment, shall have been received by such Lender.
SECTION 10.14    USA PATRIOT Act. Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October

26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Act.
SECTION 10.15    No Advisory or Fiduciary Responsibility In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm's-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to such Borrower or its Affiliates.  To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
[Signature Pages Follow]
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CRANE CO.,
as a the Company

By:___/s/ Andrew L . Krawitt_________________
Name: Andrew L. Krawitt
Title: Vice President and Treasurer

Attest:
By:___/s/ Eugene J. Eskildsen________________
Name: Eugene J. Eskildsen
Title: Assistant Treasurer

JPMORGAN CHASE BANK, N.A.,
individually as a Lender and as Administrative Agent

By:____/s/ D. Scott Farquhar________________
Name: D. Scott Farquhar
Title: Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Syndication Agent and individually as a Lender

By: ____/s/ Thomas Molitor____________________
Name: Thomas Molitor
Title: Managing Director

RBS CITIZENS, N.A., as a Documentation Agent and individually as a Lender

By: ____/s/ Judith A. Huckins____________________
Name: Judith A. Huckins
Title: Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Documentation Agent and individually as a Lender

By: ____/s/ Lawrence Elkins____________________
Name: Lawrence Elkins
Title: Vice President

TD BANK, N.A.., as a Documentation Agent and individually as a Lender

By: ____/s/ David Perlman____________________
Name: David Perlman
Title: Senior Vice President

THE BANK OF NEW YORK MELLON, as a Lender

By: ____/s/ Donald G. Cassidy, Jr._______________
Name: Donald G. Cassidy, Jr.
Title: Managing Director

BMO HARRIS FINANCING, INC., as a Lender

By: ____/s/ Mark Mital_________________
Name: Mark Mital
Title: Director

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By: ____/s/ Aidan R. Spoto_________________
Name: Aidan R. Spoto
Title: VP, Senior Relationship Manager

COMMERZBANK AG New York Branch, as a Lender

By: ____/s/ Patrick Hartweger________________
Name: Patrick Hartweger
Title: Managing Director

By: ____/s/ Michael Weinert_____
Name: Michael Weinert
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By: ____/s/ Robert C. Mayer, Jr._________________
Name: Robert C. Mayer, Jr.
Title: Vice President

FIFTH THIRD BANK, as a Lender

By: ____/s/ Jordan Fragiacomo_________________
Name: Jordan Fragiacomo
Title: Vice President

SCHEDULE 2.01

LENDERS AND COMMITMENTS

LENDER	COMMITMENT

JPMORGAN CHASE BANK, N.A.	$75,000,000

WELLS FARGO BANK, NATIONAL ASSOCIATION	$50,000,000

RBS CITIZENS, N.A.	$40,000,000

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.	$40,000,000

TD BANK, N.A.	$40,000,000

THE BANK OF NEW YORK MELLON	$27,500,000

BMO HARRIS FINANCING, INC.	$27,500,000

HSBC BANK USA, NATIONAL ASSOCIATION	$25,000,000

COMMERZBANK AG	$25,000,000

U.S. BANK NATIONAL ASSOCIATION	$25,000,000

FIFTH THIRD BANK	$25,000,000

TOTAL COMMITMENTS	$400,000,000

SCHEDULE 2.02

MANDATORY COST

1.
The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the "Associated Costs Rate") for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders' Associated Costs Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.
The Associated Costs Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Associated Costs Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a Loan in Pounds Sterling:

AB + C(B-D) + E x 0.01
100 - (A-C)     per cent. per annum

(b)	in relation to a Loan in any currency other than Pounds Sterling:
E x 0.01
300 per cent. per annum.
Where:

A
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B
is the percentage rate of interest (excluding the Applicable Rate and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Section 2.13(c)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	"Eligible Liabilities" and "Special Deposits" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)
"Facility Office" means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

(c)
"Fees Rules" means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d)
"Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(e)
"Participating Member State" means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

(f)	"Reference Banks" means, in relation to Mandatory Cost, the principal London offices of JPMorgan Chase Bank, N.A.

(g)	"Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

(h)	"Unpaid Sum" means any sum due and payable but unpaid by any Borrower under the Loan Documents.

6.
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.
If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.
Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Associated Costs Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)the jurisdiction of its Facility Office; and
(b)any other information that the Administrative Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.
The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.
The Administrative Agent shall have no liability to any person if such determination results in an Associated Costs Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.
The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Associated Costs Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.
Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Associated Costs Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

The Administrative Agent may from time to time, after consultation with the Company and the relevant Lenders, determine and notify to all parties hereto any amendments which are required to be made to this Schedule 2.02 in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

EXHIBIT A
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrowers:	Crane Co. and certain Borrowing Subsidiaries

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

_________________________
1 Select as applicable
2 Set forth, so at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

5.	Credit Agreement:
The 364-Day Credit Agreement dated as of March 22, 2013 among Crane Co., the Borrowing Subsidiaries from time to time parties thereto, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans Set forth, so at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
$	$	%
$	$	%
$	$	%
Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Title:

[Consented to:][3]

CRANE CO.
_________________________
2 Set forth, so at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
3 To be added only if the consent of the Company is required by the terms of the Credit Agreement.

By:
Title:

Attest:

By:
Title:

ANNEX I
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT C

FORM OF CLOSING CERTIFICATE

Pursuant to Section 4.02(j) of the 364-Day Credit Agreement, dated as of March 22, 2013 (the “Credit Agreement”; terms defined therein being used herein as therein defined), among Crane Co., the Borrowing Subsidiaries party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., the undersigned Secretary of [INSERT NAME OF LOAN PARTY] (the “Certifying Loan Party”) hereby certifies as follows:

There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Certifying Loan Party, nor has any other event occurred adversely affecting or threatening the continued corporate existence of the Certifying Loan Party.

Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the Board of Directors of the Certifying Loan Party on _________________; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only corporate proceedings of the Certifying Loan Party now in force relating to or affecting the matters referred to therein.

Attached hereto as Annex 2 is a true and complete copy of the By-Laws of the Certifying Loan Party as in effect on the date hereof.

Attached hereto as Annex 3 is a true and complete copy of the Certificate of Incorporation of the Certifying Loan Party as in effect on the date hereof.

The following persons are now duly elected and qualified officers of the Certifying Loan Party holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Certifying Loan Party each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Certifying Loan Party pursuant to the Loan Documents to which it is a party:

Name                 Office                Signature
__________________    __________________     __________________
__________________    __________________     __________________
__________________    __________________     __________________

The undersigned [INSERT TITLE OF OFFICER] of the Certifying Loan Party certifies as follows:

___________________ is the duly elected and qualified Secretary of the Certifying Loan Party and the signature set forth for such officer below is such officer's true and genuine signature.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

Name:		Name:
Title:		Title: Corporate Secretary

Date:	, 2012

EXHIBIT D1

FORM OF BORROWING SUBSIDIARY AGREEMENT

BORROWING SUBSIDIARY AGREEMENT, dated as of [__________] (this “Agreement”), among [______________] (the “Borrowing Subsidiary”), Crane Co. (the “Company”), and JPMorgan Chase Bank, as Administrative Agent (in such capacity, the “Administrative Agent”) for the lenders (collectively, the “Lenders”) parties to the Credit Agreement (as hereinafter defined).
The parties hereto hereby agree as follows:
1.Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the 364-Day Credit Agreement, dated as of March 22, 2013, among the Company, the Borrowing Subsidiary, each of the other Subsidiaries party thereto, each of the Lenders and the Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

2.Pursuant to Section 2.19 of the Credit Agreement, the Company hereby delivers this Agreement and designates [_____________] as a Borrowing Subsidiary under the Credit Agreement.

3.    Each of the Company and the Borrowing Subsidiary, jointly and severally, represents and warrants that the representations and warranties contained in the Credit Agreement are true and correct on and as of the date hereof to the extent such representations and warranties relate to the Borrowing Subsidiary and this Agreement.

4.The Company agrees that the Guarantee of the Company contained in Article IX of the Credit Agreement will apply to the Guaranteed Obligations of the Borrowing Subsidiary.

5.Upon execution of this Agreement by the Company, the Borrowing Subsidiary and the Administrative Agent, the Borrowing Subsidiary shall be a party to the Credit Agreement and shall be a Borrowing Subsidiary for all purposes thereof, and the Borrowing Subsidiary hereby assumes and agrees to be bound by all provisions of the Credit Agreement.

6.The Borrowing Subsidiary is not subject to regulation under any statute or regulation limiting its ability to incur indebtedness for borrowed money as contemplated by the Credit Agreement. To ensure the enforceability or admissibility in evidence of any Loan Document, it is not necessary that such Loan Document be filed or recorded with any Governmental Authority in [_________________] or any political subdivision thereof or that any stamp or similar tax be paid thereon or in respect thereof.

7.Neither the Borrowing Subsidiary nor any of its assets is entitled to immunity from suit, execution, attachment or other legal process. To the extent that the Borrowing Subsidiary has or hereafter acquires any immunity from suit, execution, attachment or other legal process, the Borrowing Subsidiary hereby waives such immunity in respect of its obligations under the Loan Documents.

8.The Borrowing Subsidiary hereby acknowledges that it has received and reviewed a complete copy (in execution form) of the Credit Agreement and the other Loan Documents (in each case, including, without limitation, all amendments, supplements and other modifications thereto).

9.The address to which communications to the Borrowing Subsidiary under the Credit Agreement should be directed is:

[___________________] [___________________] [___________________] [___________________]

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

This Agreement may be executed in any number of counterparts (including by facsimile transmission), each of which shall be an original, and all of which, when taken together, shall constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.

[BORROWING SUBSIDIARY]

By:_________________________________
Name:
Title:

CRANE CO.

By:_________________________________
Name:
Title:

Attest:

By:_________________________________
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:________________________________
Name:
Title:

EXHIBIT D2

FORM OF BORROWING SUBSIDIARY TERMINATION

JPMorgan Chase Bank, N.A.
as Administrative Agent
for the Lenders referred to below
10 South Dearborn Street
Chicago, Illinois 60603
Attention: [__________]
[Date]
Ladies and Gentlemen:
The undersigned, Crane Co. (the “Company”), refers to the 364-Day Credit Agreement dated as of March 22, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Borrowing Subsidiaries from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
The Company hereby terminates the status of [______________] (the “Terminated Borrowing Subsidiary”) as a Borrowing Subsidiary under the Credit Agreement. [The Company represents and warrants that no Loans made to the Terminated Borrowing Subsidiary are outstanding as of the date hereof and that all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement have been paid in full on or prior to the date hereof.] [The Company acknowledges that the Terminated Borrowing Subsidiary shall continue to be a Borrower until such time as all Loans made to the Terminated Borrowing Subsidiary shall have been prepaid and all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement shall have been paid in full, provided that the Terminated Borrowing Subsidiary shall not have the right to make further Borrowings under the Credit Agreement.]
[Signature Page Follows]

This instrument shall be construed in accordance with and governed by the laws of the State of New York.

Very truly yours,

CRANE CO.

By:
Name:
Title:

Attest:

By:
Name:
Title:

EXHIBIT E

LIST OF CLOSING DOCUMENTS

CRANE CO.
CERTAIN BORROWING SUBSIDIARIES

CREDIT FACILITIES

March 22, 2013

LIST OF CLOSING DOCUMENTS4

A.    LOAN DOCUMENTS

1.
364-Day Credit Agreement (the “Credit Agreement”) by and among Crane Co., a Delaware corporation (the “Company”), the Borrowing Subsidiaries from time to time parties thereto (collectively with the Company, the “Borrowers”), the institutions from time to time parties thereto as Lenders (the “Lenders”) and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for itself and the other Lenders (the “Administrative Agent”), evidencing a revolving credit facility to the Borrowers from the Lenders in an aggregate principal amount of $400,000,000.

SCHEDULES

Schedule 2.01        --    Lenders and Commitments
Schedule 2.02        --    Mandatory Cost
Schedule 3.01        --    Subsidiaries
Schedule 3.06        --    Litigation
Schedule 6.01         --    Existing Indebtedness
Schedule 6.02          --    Existing Liens

EXHIBITS

Exhibit A        --    Form of Assignment and Assumption
Exhibit B1        --    [Intentionally Deleted]
Exhibit B2        --    [Intentionally Deleted]
Exhibit C        --    Form of Closing Certificate
Exhibit D1        --    Form of Borrowing Subsidiary Agreement
Exhibit D2        --    Form of Borrowing Subsidiary Termination
Exhibit E        --    List of Closing Documents
Exhibit F        --    Form of Solvency Certificate

4 Each capitalized term used herein and not defined herein shall have the meaning assigned to such term in the above-defined Credit Agreement. Items appearing in bold and italics shall be prepared and/or provided by the Company and/or Company's counsel

2.	Notes executed by the Company in favor of each of the Lenders, if any, which has requested a note pursuant to Section 2.09(e) of the Credit Agreement.

B.    CORPORATE DOCUMENTS

3.
Certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (i) that there have been no changes in the Certificate of Incorporation or other charter document of such Loan Party, as attached thereto and as certified as of a recent date by the Secretary of State of the jurisdiction of its organization, since the date of the certification thereof by such secretary of state, (ii) the By-Laws or other applicable organizational document, as attached thereto, of such Loan Party as in effect on the date of such certification, (iii) resolutions of the Board of Directors or other governing body of such Loan Party authorizing the execution, delivery and performance of each Loan Document to which it is a party, and (iv) the names and true signatures of the incumbent officers of each Loan Party authorized to sign the Loan Documents to which it is a party and authorized to request Borrowing under the Credit Agreement.

4.	Good Standing Certificate for each Loan Party from the Secretary of State of the jurisdiction of its organization.

C.    OPINIONS

5.	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special outside counsel for the Loan Parties.

6.    Opinion of Augustus I. duPont, general counsel for the Loan Parties.

D.    CLOSING CERTIFICATES AND MISCELLANEOUS

7.
A Certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, certifying that (a) (i) the Specified Representations are true and correct in all material respects (provided that any representation or warranty qualified by materiality or Material Adverse Effect is true and correct in all respects) and (ii) at the time of and immediately after giving effect to the making of the Loans on the Effective Date, no Default or Event of Default has occurred and is continuing and (b) to the best of knowledge of the Company, (i) the Specified MEI Purchase Agreement Representations are true and correct as of the Effective Date, (ii) since December 31, 2011, there has been no MEI Target Material Adverse Effect and (iii) after giving effect to the MEI Acquisition, the Company and its Subsidiaries have outstanding no third party Indebtedness for borrowed money, other than (x) the credit facilities evidenced by the Credit Agreement and the 2012 Credit Agreement, (y) Indebtedness permitted to be offered, placed or arranged pursuant to Section 8.2.3 of the MEI Purchase Agreement and (z) Indebtedness permitted to be existing or incurred pursuant to the Credit Agreement or the 2012 Credit Agreement.

8.	A Solvency Certificate dated as of the Effective Date, in substantially the form attached as Exhibit F to the Credit Agreement.

EXHIBIT F

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE
[___________], 2013
This Solvency Certificate (this “Certificate”) is furnished to the Administrative Agent and the Lenders pursuant to Section 4.02(h) of the 364-Day Credit Agreement, dated as of March 22, 2013, among Crane Co., the lenders from time to time party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.
I, [___________], the Chief Financial Officer of the Company (after giving effect to the Transactions (including the MEI Acquisition)), in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY on behalf of the Company that as of the date hereof, after giving effect to the consummation of the Transactions (including the execution and delivery of the MEI Purchase Agreement and the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof (including the MEI Acquisition)):
1.The sum of the liabilities (including contingent liabilities) of the Company and its Subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of the Company and its Subsidiaries, on a consolidated basis.
2.The present fair saleable value of the assets of the Company and its Subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of the Company and its Subsidiaries as they become absolute and matured.
3.The capital of the Company and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.
4.The Company and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).
5.The Company and its Subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.
6.For purposes of this Certificate, subject to note 10 of the Company's most recent audited financial statements, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.
7.In reaching the conclusions set forth in this Certificate, the undersigned has (i) reviewed the Credit Agreement and other Loan Documents referred to therein and such other documents deemed relevant, (ii) reviewed the financial statements (including the pro forma financial statements)

referred to in Section 4.02(g) of the Credit Agreement (the “Financial Statements”) and (iii) made such other investigations and inquiries as the undersigned has deemed appropriate. The undersigned is familiar with the financial performance and prospects of the Company and its Subsidiaries and hereby confirms that the Financial Statements were prepared in good faith and fairly present, in all material respects, on a pro forma basis as of [_________] (after giving effect to the Transactions (including the MEI Acquisition)), the Company's and its Subsidiaries' consolidated financial condition.
8.The financial information and assumptions which underlie and form the basis for the representations made in this Certificate were fair and reasonable when made and were made in good faith and continue to be fair and reasonable as of the date hereof.
9.The undersigned confirms and acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Certificate in connection with the Commitments and Loans under the Credit Agreement.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

CRANE CO.

By:_____________________________
Name:
Title: Chief Financial Officer